Exhibit 10.28

Execution Version

FEE REDUCTION AGREEMENT

May 8, 2026

WHEREAS, pursuant to that certain Underwriting Agreement between Inflection Point Acquisition Corp. VI (together with any Successor (as defined herein), the “Company”), and Cantor Fitzgerald & Co. (“CF&CO”), dated March 26, 2026 (as it may be amended from time to time, the “Underwriting Agreement”), the Company previously agreed to pay to CF&CO an aggregate cash amount of $12,045,000 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of a Business Combination, as contemplated by the final prospectus of the Company, filed with the Securities and Exchange Commission (the “SEC”) (File No. 333-292443), and dated March 26, 2026. Capitalized terms used in this agreement (this “Agreement”) but not defined herein shall have the meanings given to such terms in the Underwriting Agreement. For the avoidance of doubt, all references to the “Company” herein shall also refer to the “go-forward” public surviving or successor entity to the Company following the consummation of any Business Combination (the “Successor”).

WHEREAS, the Company is contemplating entering into a definitive letter of intent and/or business combination agreement (as such agreements may be amended, from time to time, together the “Business Combination Agreement”) with respect to a Business Combination with Quantum Space, LLC (including any present and future subsidiaries and affiliates thereof, the “Target”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and CF&CO hereby agree as follows:

1.	Fee Reduction: In the event that the Company consummates a Business Combination with the Target (the “Business Combination”), then upon the closing of such Business Combination (the “Closing”), CF&CO agrees that it will forfeit $8,045,000 of the aggregate Original Deferred Fee that would otherwise be payable by the Company to CF&CO pursuant to the Underwriting Agreement, resulting in a remainder of $4,000,000 (the “Base Fee”). Therefore, upon the Closing, the Company shall also pay (or cause its Successor to pay) CF&CO the sum of: (x) the Base Fee, plus (y) an additional non-refundable cash fee equal to 4.0% of the aggregate amount delivered from the Trust Account at the Closing, up to $8,045,000 (the “Incremental Fee” and, together with the Base Fee, the “Reduced Deferred Fee”). For the avoidance of doubt, such fee reduction agreement (the “Fee Reduction”) only applies to the consummation of the Business Combination described above and not to any other potential transaction that may be contemplated or consummated by the Company.

2.	Payment of Reduced Deferred Fee: The Base Fee shall be payable, upon the Closing, as a credit against the Business Combination Fee set forth, and as defined, in that certain engagement letter entered into by and among the parties hereto on or about the date hereof (the “Engagement Letter”). The remainder of the Reduced Deferred Fee (i.e., the Incremental Fee) shall be payable by the Company to CF&CO, solely in cash, upon the Closing, in U.S. dollars, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes) and will not be subject to reduction by way of setoff or counterclaim. For the avoidance of doubt, in no event shall the Incremental Fee exceed $8,045,000.

3.	Company Default: The parties hereto acknowledge and agree that the Company’s timely and complete fulfilment of its obligations pursuant to the terms hereunder constitutes a material inducement of CF&CO’s agreement to compromise its Original Deferred Fee and accept the Reduced Deferred Fee. Therefore, without limiting any rights or remedies available to CF&CO hereunder, in the event that the Company (or its Successor) is unable to, or otherwise does not, pay or cause to be paid the full amount of the Reduced Deferred Fee to CF&CO upon the Closing, in cash, in accordance with Section 2 above, then, at the sole election of CF&CO made by written notice provided to the Company, the Company (or its Successor) shall promptly (but in any event within five (5) Business Days) after receipt of such notice, pay to CF&CO the entire amount of the Original Deferred Fee (as originally set forth in the Underwriting Agreement), in cash, in an amount equal to $12,045,000 (the “Default Payment”).

4.	Further Covenants: To the extent that the Company and/or the Target have engaged any financial, capital markets and/or other advisors, placement or other agents that are broker-dealers registered with the FINRA (including any of their subsidiaries and affiliates, “Other Advisors”) in connection with the Business Combination, and such Other Advisors conduct due diligence and participate in due diligence calls and sessions with the Company and/or Target in connection therewith, and receive any due diligence deliverables (including, but not limited to, “comfort letters” from the Company’s and Target’s auditors and “negative assurance” letters from the Company’s and Target’s external legal counsel, and any other certificates, opinions or other deliverables), then, CF&CO shall be entitled to receive the same, participate therein and/or rely thereon.

5.	Gross-Up: Solely to the extent that the Company and/or its Successor become domiciled in a non-U.S. jurisdiction upon the Closing, then, in connection with the payment of any Reduced Deferred Fee or Default Payment, if any, the Company shall pay (and shall cause the Successor to pay) such additional amounts to CF&CO in U.S. dollars in New York City as may be necessary in order that the net amount received by CF&CO in respect of each payment by the Company (or its Successor) of any fee, expense or other amount payable or reimbursable hereunder, after deduction or withholding for or on account of any present or future tax, levy, assessment or other governmental charge (including any value added tax) imposed on, or as a result of, such payment such non-U.S. jurisdiction or any political subdivision or taxing authority thereof or any other jurisdiction from which such payment or reimbursement may be made, will not be less than the amount provided herein to be paid or reimbursed by the Company.

6.	Enforcement of Agreement: For the avoidance of doubt, in the event that CF&CO institutes legal proceedings to enforce any provisions of this Agreement, including the payment of the Reduced Deferred Fee and the collection of any Default Payment, if any, the Company shall promptly reimburse CF&CO for all reasonable and documented costs and expenses incurred in connection therewith, including reasonable and documented attorneys’ fees (including those of internal and external counsel).

7.	Further Agreements: The Company, on behalf of itself and its Successor, and CF&CO hereby acknowledge and agree that, for the avoidance of doubt, (a) the Original Deferred Fee was fully earned by CF&CO at the time of the closing of the Offering; (b) CF&CO has fully provided the services contemplated by the Underwriting Agreement to the Company, in satisfactory form; (c) the Reduced Fee shall be due and payable by the Company (or the Successor) to CF&CO, regardless of whether and to what extent CF&CO actually participated in procuring or negotiating any Business Combination; and (d) once paid, no fees payable hereunder, shall be refundable under any circumstances.

8.	Further Assurances: Each of the Company and CF&CO will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this Agreement.

9.	Confidentiality: This Agreement (including the terms set forth herein) is confidential, and neither this Agreement (including the terms set forth herein) nor CF&CO’s role in the Business Combination may be filed publicly or otherwise disclosed by the Company to any other party (except the Target) without CF&CO’s prior written consent. However, the Company or the Target may disclose the existence of this Agreement or the contents hereof without the prior written consent of CF&CO (a) if the Company or the Target (as applicable) receive a request or is legally compelled or required under applicable law, regulation or securities exchange listing agreement, or by a competent governmental, administrative or regulatory authority in a proceeding before a court, arbitrator or administrative agency (it being understood that the Company will be required to disclose the effect of this Agreement in filings with the Commission that describe or reflect the Company’s contractual obligations), (b) if the Company is required by The Nasdaq Stock Market, (c) if the Company or the Target discloses on a need-to-know basis to the Company’s or the Target’s officers, directors, employees, agents, attorneys, accountants, advisors or other representatives, who agree to hold such information confidential or (d) in a funds flow or similar document related to the consummation of the initial Business Combination. However, the Company shall, to the extent reasonably practicable in light of the circumstances, provide CF&CO with reasonable time and opportunity to review and comment on any of the foregoing disclosures (unless repeating prior disclosures), and any such comments provided by CF&CO shall be considered by the Company in good faith.

10.	Termination: This Agreement will terminate automatically upon the earlier of:

(a)	the satisfaction in full of the payment of the Reduced Deferred Fee, including the payment in full of the Reduced Deferred Fee (including, for the avoidance of doubt, if required hereby, the payment in full of the Default Payment), in each case, in cash, upon the terms and conditions set forth herein; and

(b)	the termination of the Business Combination Agreement.

In the event of a termination pursuant to sub-section (b) of this paragraph, (x) the Company agrees to provide prompt notice of such decision to terminate the Business Combination Agreement and/or abandon the Business Combination to CF&CO; and (y) the Original Deferred Fee shall become due and payable by the Company to CF&CO, in cash, upon the consummation of a Business Combination, as originally set forth in the Underwriting Agreement.

11.	Successor: The Company shall cause any Successor to expressly assume all of the Company’s obligations to CF&CO under this Agreement upon consummation of any Business Combination. Moreover, if prior to the Closing, the agreements executed by the Company in connection therewith do not directly provide for the assumption by the Successor of the Company’s obligations under the Underwriting Agreement, as amended by this Agreement, the Company shall cause such Successor to (x) execute and deliver to CF&CO a joinder agreement, in form and substance reasonably satisfactory to CF&CO, pursuant to which it shall join the Underwriting Agreement, as amended by this Agreement, as a signatory and a party and thus be subject to all of the terms and conditions set forth therein and herein that apply to the Company, and (y) comply with the obligations and covenants of the Company set forth therein and herein.

12.	Miscellaneous: The terms of this Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Without limiting the foregoing, Sections 9.1, 9.2, 9.3, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 of the Underwriting Agreement are hereby incorporated by reference into this Agreement. In this Agreement, unless the context otherwise requires, the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation.” The parties agree that they have jointly participated in the drafting and negotiation of this Agreement, and in the event that any ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision hereof.

13.	Underwriting Agreement. The Underwriting Agreement (as amended by this Agreement, together with the other agreements and documents being delivered pursuant to or in connection with the Underwriting Agreement or this Agreement) and the Engagement Letter, in each case, as may be amended from time to time by the parties thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof. Except as expressly provided in this Agreement, all of the terms and provisions in the Underwriting Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Underwriting Agreement, or any other right, remedy, power or privilege of any party to the Underwriting Agreement, except as expressly set forth herein. Any reference to the Underwriting Agreement in the Underwriting Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Underwriting Agreement, as amended or modified by this Agreement (or as the Underwriting Agreement may be further amended, modified or supplemented after the date hereof in accordance with the terms thereof).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Co-Chief Executive Officer & Global Head of Investment Banking

INFLECTION POINT ACQUISITION CORP. VI

By:	/s/ Kevin Shannon
Name:	Kevin Shannon
Title:	CEO

Acknowledged and agreed to: QUANTUM SPACE, LLC

By:	/s/ Kerry Wisnosky
Name:	Kerry Wisnosky
Title:	President

[Signature page to Fee Reduction Agreement]